EXHIBIT 11.1

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                    Computation of Diluted Earnings Per Share
                    (In thousands, except per share amounts)



                                                                 Three Months Ended                  Six Months Ended
                                                                    June 30,                           June 30,
                                                             2000              1999             2000              1999
                                                         ------------      -----------      ------------      --------

DLJ Common Stock
----------------

Weighted Average Common Shares:
    Average Common Shares Outstanding                         127,669           125,409          127,260           124,625
    Average Restricted Stock Units Outstanding                     52             1,104              237             1,272
    Average Common Shares Issuable Under
      Employee Benefit Plans                                    9,546            13,887           10,339            13,416
                                                           ----------        ----------       ----------        ----------

Weighted Average Common Shares Outstanding                    137,267           140,400          137,836           139,313
                                                           ==========        ==========       ==========        ==========

Earnings:
     Net Income                                           $   162,200        $  165,650      $   407,400       $   287,300
     Less: Preferred Stock Dividend Requirement                 5,289             5,289           10,578            10,578
           Earnings (Loss) Applicable to Common
              Shares-DLJdirect                                 (1,185)               49            1,252                49
                                                           ----------        ----------       ----------        ----------

Earnings Applicable to Common Shares                        $ 158,096        $  160,312       $  395,570        $  276,673
                                                           ==========        ==========       ==========        ==========


Diluted Earnings Per Common Share                          $     1.15        $     1.14       $     2.87        $     1.99
                                                           ==========        ==========       ==========        ==========

DLJdirect Common Stock
----------------------

Weighted Average Common Shares:
     Average Common Shares Outstanding                         18,400            18,400           18,400            18,400
    Average Common Shares Issuable Under
      Employee Benefit Plans                                        0             2,023                1             2,023
                                                           ----------        ----------       ----------        ----------

Weighted Average Common Shares Outstanding                     18,400            20,423           18,401            20,423
                                                           ==========        ==========       ==========        ==========

Earnings Applicable to Common Shares                       $   (1,185)       $       49       $    1,252        $       49
                                                           ==========        ==========       ==========        ==========

Diluted Earnings Per Common Share                          $    (0.06)       $     0.00       $     0.07        $     0.00
                                                           ==========        ==========       ==========        ==========